Code of Business Conduct and Ethics 2021

Letter from David At Goldman Sachs, we strive to be the We are all stewards of the firm’s world’s leading financial institution by culture, dating back to our beginnings advancing sustainable economic growth as a partnership, founded in trust and and financial opportunity. This guiding guided by integrity. purpose, however, cannot be realized without the support of the firm’s most Everything we do—every piece of valuable asset: our people. advice we give, every transaction we execute, every asset we manage, every Our Code of Business Conduct and Ethics interaction in which we take part—must was written with you in mind. It translates serve to deepen that trust. Upholding experiences and learnings from more than our core values of partnership, client 150 years into an accessible, actionable service, integrity, and excellence is a roadmap designed to help you make responsibility that each of us must take meaningful contributions to our culture seriously, and I am honored to uphold and our business. these values alongside you. In the end, what makes our culture strong is not just that our people know the difference between right and wrong, but David M. Solomon that they show, through their actions, Chairman & Chief Executive Officer doing the right thing is its own reward. Goldman Sachs 2

Content Our Integrity Is Integral 04 Our People 08 Our Clients 25 Diversity and Inclusion 09 Safeguarding Information 26 Our Core Values 05 Discrimination and Harassment 10 Material Non-Public Information 27 and Insider Trading Non-Retaliation 11 Raising Concerns 06 Transaction Review 28 Communicating Responsibly 12 and Reporting Issues Gifts, Travel, and Entertainment 29 Personal Relationships 13 Conflicts of Interest 30 Manager Expectations 14 Fair Dealing 30 Our Firm 16 Our Communities 32 Anti-Bribery and Anti-Corruption 17 Human Rights, Sustainability, 33 and Inclusive Growth Anti-Money Laundering 18 Charitable Contributions 34 Sanctions 19 Political Contributions and Activities 34 Privacy and Data Protection 20 Personal Private Investments 35 Personal Trading 21 Outside Activities 35 Antitrust 21 Market Conduct Risk 36 Anti-Tying 22 Taxes 36 Recordkeeping and Reporting 22 Special Goldman Sachs 23 Bank-Related Considerations Goldman Sachs 3

Our Integrity Resources Business Principles Firmwide Policy on Is Integral Employee Conduct Firmwide Framework for Conduct Risk Management Our Shared Commitment Our culture belongs to our people. It is our words, our deeds, and our decisions that Regardless of business line, country, or The Board of Directors and management determine not only what Goldman Sachs is seniority, we expect everyone to not only are determined to provide effective comply with the laws and regulations oversight and accountability to uphold today, but also what we will become tomorrow. governing our businesses, and follow these values. As one of our key Business It is ours to protect and enhance. our policies and procedures, but also to Principles states: “Our assets are our maintain the highest ethical standards people, capital and reputation. If any of in everything we do. The firm will take these is ever diminished, the last is the any disciplinary or preventative action most difficult to restore.” This Code outlines the policies and practices It draws upon our Business Principles deemed necessary and appropriate to that define who we are and what we and our core values to provide actionable address existing or potential violations All of our employees are required to affirm stand for as a firm. It was created with our guidance that empowers all Goldman Sachs of this Code, up to and including that they have reviewed this Code and will people in mind, providing clear direction people to embody these values on behalf termination of employment. Violations comply with it. and practical information that enable every of the firm and our clients, and to treat each of the Code may also constitute violations Goldman Sachs colleague to cultivate a sense other with honesty and integrity. of law, which may result in criminal or of shared responsibility and accountability. civil penalties for individual employees and/ or the firm. As members of this community, we all have a role to play in safeguarding our culture and our firm and embodying excellence in This Code applies to all of our people. our ethics. The Board of Directors and management of Goldman Sachs have long recognized that integrity and reputation go hand in hand. Goldman Sachs 4

Our Core Values Our core values, which capture the spirit of our 14 Business Principles, combine over 150 years of experience, resulting in actionable practices that inform our decision-making every day. They ensure that our culture reflects our Principles by aligning us around common standards of behavior and a shared understanding of success. What it means How we live it What it means How we live it We prioritize collaboration and Collaborating consistently We hold ourselves accountable Doing the right thing value diversity, creating a culture and communicating to the highest ethical standards, that fosters inclusiveness, openly insisting on transparency and Being accountable to ourselves, our clients, and our colleagues Partnership collaboration, and teamwork in Encouraging creativity Integrity vigilance from our people as we the pursuit of professional and and exploring new learn from our experiences and Escalating potential violations personal excellence. solutions make decisions in a manner that of law, regulation, policy, or this safeguards our reputation. Code Welcoming diverse voices and perspectives We aspire to nothing less Asking, “how could this be better?” We lead with a service mindset, Acting with empathy and building trust than excellence, consistently enabling us to anticipate Going above and beyond striving for exceptional and adapt to the needs of to deliver the best result Seeing around corners and performance and achieving our clients and customers proactively identifying outstanding results for our Setting measurable goals by delivering thoughtful, opportunities to help Client Service Excellence clients, our shareholders, and celebrating successes innovative solutions. Prioritizing relationships and our firm. Ingenuity in developing products, advice, and Goldman Sachs 5 solutions

Raising How to escalate a concern: Safe Reporting What types of issues Concerns and Goldman Sachs is committed to should I report? 1. You may contact your manager, Global Compliance, Human Capital Management, ensuring that all of our people feel You should report any or the Legal Department. safe and protected when reporting Reporting Issues suspected violation of issues. The firm prohibits retaliation this Code, our core values, against anyone who reports in 2. You may also escalate concerns on an or any law, regulation, good faith an integrity concern or a As part of Goldman Sachs’ Business anonymous or disclosed basis through ethics, accounting, internal possible violation of law, regulation, the firm’s Business Integrity channels. accounting control, auditing, Integrity Program, the firm provides policy, or this Code, no matter Business Integrity hotlines and web form or other firm policy. whom the report involves. Failure to are managed through an independent its people with various channels promptly report suspected violations third-party that specializes in the discrete may lead to disciplinary action, up to through which integrity concerns reporting of integrity concerns, and are and including termination. can be raised without reprisal. available in multiple languages 24 hours What if the conduct involves a a day, seven days a week. senior team member and I am Your reporting obligations do not concerned about retaliation? prevent you from reporting conduct 1-866-520-4056 you believe to be in violation of the All reports are investigated Regardless of the manner of escalation, from any phone in the United States law to the government or regulators. in accordance with our all matters are carefully reviewed and investigated with the highest discretion. confidentiality protocols. If you become aware of any existing or 1-917-343-8026 You may also choose to report potential violation of this Code, our core from any phone globally anonymously, if you wish. In values, or any law, regulation, ethics, any event, the firm strictly Resources accounting, internal accounting control, prohibits retaliation for Toll-free contact numbers for jurisdictions reporting concerns in good auditing, or other firm policy, you are Business Integrity Program required to promptly escalate the matter. outside of the United States can be found at faith, regardless of who the Even if you aren’t sure if your concern is an http://www.goldmansachs.com Firmwide Policy on Escalation report involves. explicit violation, it’s important that you /business-integrity-program report it in order to uphold the reputation Employee Relations and integrity of the firm. Web reporting form at https://gs.tnwreports.com/ For general questions or further information, please contact gs-conductandintegrity Goldman Sachs 6

Our People Our people set Goldman Sachs apart. The firm’s success relies on our ability to create a safe, inclusive, and respectful workplace where everyone is empowered to grow and excel. Diversity and Inclusion Discrimination and Harassment Non-Retaliation Communicating Responsibly Personal Relationships Manager Expectations Goldman Sachs 8

Our People Our Firm Our Clients Our Communities Escalation Diversity and Inclusion Resources Diversity and Inclusion Diversity is essential to our success as a firm: it keeps us Intranet Page at the edge of innovation, helps us assemble and leverage the best talent, and allows us to respond to the needs of our clients while ensuring that our people can achieve their personal and professional potential. To cultivate a diverse workforce, we must draw on the largest possible pool of potential team members. We seek to attract and retain a diverse network of people from across the globe who bring with them a wide range of backgrounds, cultures, perspectives and experiences. We empower people to bring their authentic selves to work by maintaining an inclusive environment that welcomes diverse perspectives and encourages collaboration so that we can excel together. We aim to increase the representation of diverse and underrepresented groups across all seniority levels through numerous firm-sponsored initiatives and groups. Goldman Sachs 9

Our People Our Firm Our Clients Our Communities Escalation Discrimination and Harassment What if I overhear colleagues making inappropriate jokes? We encourage you to speak up and We can only succeed when everyone at the firm say something to your colleagues. feels encouraged, safe, and comfortable bringing Failure to confront inappropriate their authentic selves to work. behavior may suggest tolerance or endorsement. To that end, we prohibit any form of discrimination, Regardless of whether you choose harassment, bias, or prejudice on the basis of any to address such behavior directly, characteristic protected by law or our policies. This applies you are required to promptly whether it is committed by or against an employee, client, escalate potential discrimination and harassment concerns to vendor, or visitor, whether it occurs on or off premises, at Employee Relations or through work-related events or after work. Everyone is responsible the Business Integrity hotline. for creating a culture of respect at the firm. We expect all of our people, regardless of jurisdiction or location, to uphold a zero tolerance policy for discrimination Resources and harassment. Harassment or other inappropriate conduct can occur in many ways, including through jokes Business Integrity Program and derogatory comments, and can be obvious or subtle. Employee Relations Regardless of its form, it is each person’s responsibility and obligation to speak up and report such conduct if observed. Firmwide Policy on Equal Employment Opportunity Goldman Sachs 10

Our People Our Firm Our Clients Our Communities Escalation Non-Retaliation Resources As noted throughout, it’s the responsibility Business Integrity Program of every individual at the firm to escalate Firmwide Policy on Escalation potential legal, regulatory, and ethical Employee Relations breaches, including violations of this Code Firmwide Policy on Equal as well as our core values and our Employment Opportunity Business Principles. This includes any instances of retaliation. Firmwide Policy on Employee Conduct The firm strictly prohibits retaliation against anyone who in good faith reports a possible violation, no matter who the report involves. Goldman Sachs 11

Our People Our Firm Our Clients Our Communities Escalation



Communicating Responsibly

Regardless of the language, medium, or mode, our communications should be clear, concise, accurate, and professional. At best, poor communication causes confusion. At worst, it could expose employees and the firm to legal and reputational risk.

Business communications must only be conducted through firm-approved communications systems. Firm email, voice mail, and other messaging systems may be used for appropriate limited personal use as well. However, the use of personal email or other applications that have not been approved by the firm (e.g., WhatsApp, WeChat, personal text messaging) for business communications beyond logistical discussions is not authorized.

We respect the desire of our people to engage in personal communications in various mediums, including social media applications. However, writing or commenting on the firm's products or services, disclosing confidential firm information such as project, client, or deal information, or providing financial advice is prohibited. Doing so may conflate your personal and professional communications and negatively impact the firm.

What if a client messages me on WhatsApp? Can I respond?

You should respond by directing the client to communicate via firm-approved communications systems, including your firm email unless instructed otherwise by Legal or Compliance.

I am a heavy social media user. Do I need to stop?

No. You may continue to use social media, but with good judgment. You are not anonymous online and your posts and other actions can reflect negatively on the firm.

Resources

Firmwide Policy on Communications

Contact

gs-sdl-ecomm-americas

Goldman Sachs 12

Our People Our Firm Our Clients Our Communities Escalation Personal Relationships What if I start dating someone in my division, but I am unlikely to work with them? We have an obligation to each other and to our Relationships that may give rise to such a conflict and Even if you are unlikely to work clients to prevent our personal relationships therefore require disclosure include a current or recent with this individual, a conflict may arise as you are in the same from impacting our objectivity in the workplace. romantic, sexual, or dating relationship with: division. Accordingly, you must Romantic, sexual, or dating relationships between disclose the relationship to your firm employees or between an employee and • Another firm employee provided one or more of manager, Employee Relations, an outside firm business contact can give rise the following apply (i) both employees work in the or Compliance. to a conflict of interest between the involved same division; (ii) either employee is a Managing individuals’ professional responsibilities and Director; or (iii) there has been business interaction their personal interests. Upon commencement, or the potential for business interaction between employees must disclose such relationships to the employees (including in particular in a control Resources their manager, Employee Relations, or Compliance function or oversight capacity); Firmwide Policy on to ensure appropriate steps can be taken to protect Personal Relationships • A client, or an employee of a client, a vendor, or our people and clients and mitigate potential a regulator or any other individual who provides conflicts. Managers who become aware of such Firmwide Policy on services to, or receives services from, the firm and relationships must notify Employee Relations to Professional and Social there has been business interaction or the potential Relationships with ensure appropriate mitigating actions are taken. for business interaction between the employee and More Junior Employees the other party. Upon commencement, employees must disclose such relationships to their manager, Employee Relations, or Compliance to ensure appropriate steps can be taken to protect our people and clients and mitigate potential conflicts. Managers who become aware of such relationships must notify Employee Relations to ensure appropriate mitigating actions are taken. Goldman Sachs 13

Our People Our Firm Our Clients Our Communities Escalation Manager What if one of my direct reports informed me of a Expectations potential violation of the Code? Contact Compliance or Legal for guidance. You should not Managers uphold our culture at the firm and are investigate the concern on accountable for the actions of their teams. This involves your own. coaching and developing their people, communicating clear expectations, helping their people to set and achieve goals, and providing timely and actionable Resources feedback. Managers also play a critical role in creating an inclusive work environment, promoting teamwork HCMforYou and providing equitable opportunity. They are expected to role model excellence and integrity, especially in challenging situations. It is critical that all managers at Goldman Sachs embody this Code, our core values, and our Business Principles in how they show up for our clients, their people, and the firm. Goldman Sachs 14

Our Firm We apply the highest ethical standards to our work. Our reputation, and the future of the firm, rely on our collective commitment to creating value and driving results honestly and with integrity. Anti-Bribery and Anti-Corruption Anti-Money Laundering Sanctions Privacy and Data Protection Personal Trading Antitrust Anti-Tying Recordkeeping and Reporting Special Goldman Sachs Bank-Related Considerations Goldman Sachs 16

Our People Our Firm Our Clients Our Communities Escalation

Anti-Bribery and Anti-Corruption

We are committed to seeking and retaining business based on merit and the excellence of our performance. The firm does not tolerate bribery or corruption of or by our people, agents, vendors, or other business partners.

Our people are strictly prohibited from improperly providing anything of value to anyone in order to obtain or retain business or any improper business advantage. This includes: public officials, candidates for office, employees, or officers of state-owned enterprises; employees or officers of counterparties; clients/customers or suppliers; any agent of the aforementioned parties; or any other person with whom the firm does or anticipates doing business. Our people are also prohibited from receiving or accepting bribes.

"Anything of value" includes obvious improper payments, such as cash bribes or kickbacks, but also may include other direct or indirect benefits and advantages, such as inappropriate gifts, meals, travel, entertainment, charitable and political contributions, and offers of employment or internships.

Some specific activities, such as interacting with government officials, can present increased bribery and corruption risk, and therefore, pre-approval is required before anything of value is provided to such "Restricted Recipients." Restricted Recipients include employees or representatives of governments, government agencies, public international organizations (e.g., World Bank), state-owned enterprises, and public pension funds.

The firm also prohibits facilitation payments, as well as the use of third parties or intermediaries/finders to route any inappropriate payments. In retaining any third parties, we must adhere to our processes and procedures concerning the diligence and oversight of third-party relationships. We must each remain vigilant about potential bribery concerns and escalate them immediately in accordance with the guidance provided in this Code.

A client inquired about an internship for their child. What can I do?

You are welcome to refer the resume to Human Capital Management. At that point, you must step away from the process and may not play a role in the recruitment.

I observed a colleague discussing a transaction with a third party who is not disclosed on any internal deal documentation. What should I do?

Escalate to Legal or Compliance right away. The presence of all third parties in transactions, even if engaged or compensated by another party in a transaction, must be fully disclosed for appropriate review.

If I'm not interacting with a Restricted Recipient, does the guidance on this page still apply?

No matter who you are interacting with, our prohibition on bribery still applies. While there is an increased focus on Restricted Recipients because of a higher risk for bribery and corruption, our policies and applicable laws prohibit providing bribes or improper benefits to any person.

Resources

- Firmwide Policy Regarding Anti-Bribery
- Firmwide Policy on Gifts and Entertainment
- Firmwide Policy on Relationship Candidates
- Firmwide Policy on Intermediaries/Finders
- Firmwide Policy on Charitable Contributions
- Firmwide Policy on Political Contributions and Activities

Contact

gs-antibribery-group

Goldman Sachs 17

Our People Our Firm Our Clients Our Communities Escalation Anti-Money Laundering What if I am not sure whether a client’s actions are suspicious? If there is any doubt, The firm is committed to ensuring that its people and services escalate. There can be are not used to facilitate the flow of, or conceal the origin significant ramifications for failing to identify and of, criminally-derived funds or the financing of terrorism report suspicious activity. (collectively “money laundering”). Our dedication to integrity requires strict compliance with all applicable anti-money laundering laws and regulations. May I inform my client I am reporting their activity To comply with these procedures, we must adhere to all “know as suspicious? your customer” requirements and be alert for, and promptly No. Discussing this with report, any unusual or potentially suspicious activity that could your client may expose you involve money laundering, terrorist financing, violations of law or and the firm to legal and or regulation, or any other activity that has no apparent legitimate regulatory sanction. business purpose or is outside of the ordinary course of a client’s business activity. To report suspicious activity, or if you have any questions about whether any activity constitutes suspicious activity, contact Legal, Compliance, or escalate in accordance with the escalation guidance provided in this Code. Goldman Sachs 18

Our People | Our Firm | Our Clients | Our Communities | Escalation



Sanctions

The firm is committed to adhering to all applicable government economic and trade sanctions, including the US, UK, and European Union sanctions regimes. Some sanctions prohibit us from providing financial services to certain groups, governing bodies, or individuals. If you find yourself involved in firm activity that appears to raise sanctions concerns, you should proactively escalate to Compliance or Legal.

Business or activity that directly or indirectly involves persons or entities in the following countries presents heightened sanctions risk and should be escalated to Financial Crime Compliance: Iran, North Korea, Cuba, Syria, and Crimea. Targeted individuals and entities in Russia, Venezuela (including the government of), and Libya are subject to sanctions and may present heighted risk to the firm. If you have any questions regarding interactions in these jurisdictions, contact Financial Crime Compliance.

Shouldn't I be OK if I'm not dealing with any of the countries listed?

Indirect sanctions risks can arise from agency trading and other intermediated relationships. For example, Goldman Sachs is prohibited from facilitating trading, or other financial activity, with an investment advisor trading on an agency basis for clients that appear on a sanctions list or that are located in a sanctioned jurisdiction.

What if there is no record that a sanctioned entity is implicated?

It is a violation of firm policy for Goldman Sachs persons to remove, omit, or obscure material information with the intent of preventing detection by systems or controls designed to mitigate the risk of sanctions violations. For example, an employee who instructs a client to remove references on payment instructions to prevent payments from being held for Compliance review, violates firm policy.

Resources

Firmwide Policy on Economic Sanctions

Contact

gs-fcc-sanctionsgroup

Goldman Sachs 19

Our People Our Firm Our Clients Our Communities Escalation Privacy and Resources Data Protection Firmwide Policy on Privacy Need-to-Know Standard The firm is subject to various privacy laws in the jurisdictions in which it operates. The definition of “personal data” can vary widely, but generally includes information that relates to an identified or identifiable individual (e.g., name and address, government identification number). The relevant data protection laws require the firm to be transparent about how it collects, uses, and discloses personal data. These laws also mandate security controls to protect personal data, and they contemplate taking appropriate steps in situations where personal data may have been improperly disclosed or subject to unauthorized access or misuse. Several laws grant individuals some degree of control over how the firm processes their personal data. Our people and agents are required to: comply with applicable data protection laws and the privacy policies of the businesses of which they are a part; keep personal data secure; and escalate incidents involving the potential misuse of personal data. If you have concerns regarding the above, contact your Compliance or Legal coverage. Goldman Sachs 20

Our People Our Firm Our Clients Our Communities Escalation Personal Antitrust May I participate in industry Resources forums where business details, including pricing sometimes Trading MyCompliance are discussed? Many jurisdictions where the firm Firmwide Policy on operates have antitrust or other Discussion of business particulars Personal Trading could lead to antitrust concerns. We have a duty to our clients and each other laws, which are intended to maintain Contact Legal or Compliance to to ensure that personal trading by firm free and open competition in the discuss how to mitigate this risk. employees is undertaken in accordance with marketplace for the benefit of applicable laws. both businesses and consumers. Contact Those laws generally prohibit any Resources In nearly all instances, brokerage accounts in gs-fw-gct-reps- kind of agreement, understanding, which Goldman Sachs people, anyone residing or arrangement with competitors Firmwide Policy preclearance-support in their household, or anyone financially concerning prices, commission rates, on Antitrust dependent on them holds an interest, terms and conditions, or other matters controls, or may exercise control must be of competitive significance. Given the pre-cleared or disclosed to Compliance. All potential complexities of competition trading of securities (including derivatives, laws as applied to particular matters, commodities, and futures) in these accounts contact Legal or Compliance to discuss must be pre-approved by Compliance. particular matters. Restrictions on trading vary by region, division, and business unit. We expect our people to carefully review applicable policies and consult with Compliance or Legal before trading. For the avoidance of doubt, trading based on certain information received in the course of your work for the firm, including material non-public information is strictly prohibited and may be a violation of applicable law. Goldman Sachs 21

Our People Our Firm Our Clients Our Communities Escalation Anti-Tying Recordkeeping Resources Resources Firmwide Policy on Antitrust and Reporting Controllers – Financial Reporting Tying arrangements – requiring a customer to buy a product or service on the condition of buying another – may be unlawful in certain We have an obligation to maintain instances. Our people are responsible for accurate and complete records of all understanding and adhering to the firm’s Contact activities that we conduct on behalf of practices around anti-tying. clients or on our own behalf in order gs-fr-mgtrep to satisfy all of our firm policies and reporting requirements to our many constituents and stakeholders. All persons involved in maintaining records or reporting of information must not knowingly misrepresent or omit material facts. Concerns regarding the integrity of our recordkeeping or reporting of information must be escalated to the appropriate individuals or through the escalation channels outlined in this Code. Goldman Sachs 22

Our People Our Firm Our Clients Our Communities Escalation Special Goldman Sachs Bank-Related Considerations As a GS Bank employee or individual supporting the GS Bank, you are subject to GS Bank’s policies, which are supplemental to firm and divisional policies. To the extent you conduct any activities in which both GS Bank and an affiliate of GS Bank are involved, you are expected to act in the best interest of GS Bank. If you’re unable to do so, you should escalate the matter to your manager or Compliance Officer. Goldman Sachs 23

Our Clients Our clients’ interests always come first. We protect their privacy and take pride in the fact that they choose to do business with us. Safeguarding Information Material Non-Public Information and Insider Trading Transaction Review Gifts, Travel, and Entertainment Conflicts of Interest Fair Dealing Goldman Sachs 25

Our People Our Firm Our Clients Our Communities Escalation Safeguarding Information Resources Contact Firmwide Policy Regarding Confidential supervisory Our business, our reputation, and the success of our the Safeguarding of information-related inquiries: clients depend on our people safeguarding client, Confidential Information rpg-reporting proprietary, or other confidential information. and Information Barriers This includes any information our people create, gs-regteam develop, receive, or have access to as a result of Firmwide Policy on the their work at Goldman Sachs, such as information Information Security Program Data leakage: about the firm, our clients, or prospective clients, gs-techrisk-sirt or confidential supervisory information created by Firmwide Policy on Confidentiality of or for our regulators. Firm Information Access to information should only be provided to those Firmwide Policy on with appropriate authorization. Information should Information Security only be shared internally, moreover, with those who and Cybersecurity have a valid business reason for receiving it. Sharing confidential information by forwarding it to personal Firmwide Policy email accounts or through other unauthorized on Confidential messaging systems is strictly prohibited. Supervisory Information Firmwide Policy Regarding the Redaction of Confidential Supervisory Information Report a Technology Security Event Goldman Sachs 26

Our People Our Firm Our Clients Our Communities Escalation Material Non-Public What if I learn of confidential I am on the private side of the information that may be material firm’s information barriers and Contact non-public information? am working on a non-public Information and transaction that has a unique Control Room – APAC You should treat the and complex structure. A senior information as material non- member of my team is working Control Room – AP Insider Trading public information and contact on a separate transaction with a your Compliance Officer or the similar structure and has asked Control Room – Americas Control Room for assistance. myself and other colleagues for Control Room – NY As a part of our commitments to our clients and the insights from similarly structured transactions. Is it appropriate integrity of the firm, we do not share, intentionally I jointly cover a public company for me to discuss my current Control Room – EMEA or not, material non-public information with anyone client with other firm employees transaction with my colleague? Control Room – London who does not have a need to know in order to from both the public and private side. In a recent email, the client While you may provide your provide client service or satisfy a regulatory request advised the entire coverage colleague with general advice or legal obligation. Material non-public information team that the company is on this transaction structure, is information that has not yet become public and considering a sale of several of you should avoid providing more could have an impact on the price of an issuer’s its smaller assets. I don’t think information than necessary. these assets are material to the Even when communicating with securities. We also do not buy or sell securities when company. What do I do? colleagues on the private side, in possession of material non-public information. we must strictly adhere to the Although you believe these need-to-know standard. Take assets are immaterial to the care not to provide so much company, you should not make contextual information about your this determination on your transaction that your colleague own. Instead, immediately can deduce details about the notify the Control Room and, transaction based on their as appropriate, your divisional familiarity with your client base, Compliance team of your receipt industry group, or practice areas. of this information. Additionally, remind the client that you are on the public side of the firm and generally should not receive material non-public information unless you have received approval to do so. Goldman Sachs 27

Our People Our Firm Our Clients Our Communities Escalation Transaction Review Resources Policy Regarding Due Diligence Our success as a firm is built upon our legacy of Practices for Significant and innovative transactions to achieve outstanding Complex Transactions results for our diverse client base. To ensure that the transactions we structure and execute meet the Procedures for Assessing highest ethical standards, the firm maintains robust Suitability in Relation to Complex or Strategic Transactions transaction review processes, including, as appropriate, reviews by committees of senior firm leaders to Firmwide Reputational ensure transactions are consistent with the highest Risk Committee Review levels of integrity and excellence. Select transactions, including those deemed Significant and Complex, are Environmental and Social novel, otherwise not customary, or those involving Due Diligence Guidelines certain government clients or heightened reputational risk, require enhanced review. Please contact Legal or Compliance or refer to the linked resources for questions regarding transaction reviews. Goldman Sachs 28

Our People Our Firm Our Clients Our Communities Escalation Gifts, Travel, and Entertainment Am I allowed to take clients or prospective clients out to dinner? Yes. The firm encourages appropriate In order to strengthen relationships and better serve clients’ business meals as a means of needs, Goldman Sachs encourages its people to engage with developing relationships with clients and third parties outside of the office. To ensure that clients. You must, however, seek pre-gifts or entertainment provided are appropriate and non-lavish, approval for the meal through Concur if providing to a Restricted Recipient, the firm requires pre-approval before offering: (i) any gift, or (ii) or if you anticipate the meal will travel or entertainment over our local limits to a client or third exceed the local entertainment limit. party. Pre-approval is also required when providing travel or Resources entertainment to Restricted Recipients (employees or representatives of governments, government agencies, public Firmwide Policy on international organizations, state-owned enterprises and public Gifts and Entertainment pension funds). Numerous laws and regulations prohibit what Concur we can provide to Restricted Recipients or others. Local Client Entertainment Limits Receipt of G&E Tool Contact gs-antibribery-group Goldman Sachs 29

Our People Our Firm Our Clients Our Communities Escalation Conflicts Fair Dealing Resources of Interest MyCompliance Our success as a firm is built upon Firmwide Policy on    our legacy of fair dealing through Personal Private Investments Our dedication to our clients demands superior client service and partnership. that we put their interests above our own. Firmwide Policy on Our commitment to doing the right thing Outside Activities and treating clients fairly means we do It is critical that we avoid the appearance not seek competitive advantages through of a conflict of interest, such as between Firmwide Policy on the firm and our clients or between our Personal Relationships unethical or illegal practices or take people and our clients. Every situation advantage of anyone through manipulation, must be considered and navigated with an concealment, abuse of information, or unyielding, client-centric focus. misrepresentation. Contact Any activity, investment, or relationship that raises a potential conflict of interest gs-outside-business should be avoided. This includes firm Employee Relations individuals taking advantage of business opportunities they learn of through their work. If you become aware of an actual or potential conflict, discuss the matter promptly with your supervisor, Compliance, Legal, or other appropriate group within the firm. Goldman Sachs 30

Our Communities The work we do at Goldman Sachs affects the world beyond our walls. Our actions, both as a collective and as individuals, have the power to impact our firm’s reputation and our communities’ prosperity. Human Rights, Sustainability, and Inclusive Growth Charitable Contributions Political Contributions and Activities Personal Private Investments Outside Activities Market Conduct Risk Taxes Goldman Sachs 32

Our People Our Firm Our Clients Our Communities Escalation Human Rights, Resources Sustainability, and Sustainability Report Inclusive Growth Environmental Policy Framework Statement on Modern Slavery Statement on Human Rights Human rights, sustainability, and inclusive Vendor Code of Conduct growth have a profound impact on the global economy. It is our responsibility to consider the environmental and social implications of our actions, as well as those of our clients. We are committed to leveraging our commercial expertise to shape market-driven solutions for our clients and stakeholders to transition to a low-carbon economy. We are also focused on driving inclusive growth opportunities, creating innovative financial services and products, expanding access to education and healthcare, and investing in housing and infrastructure development in underserved communities. Goldman Sachs 33

Our People Our Firm Our Clients Our Communities Escalation Charitable What if a client asks me to Political support a particular charity? Resources Can I donate? Contributions Contributions MyCompliance Donating at the request of clients may be appropriate, Firmwide Policy on but under some circumstances and Activities Political Contributions The firm is committed to supporting our could give the appearance and Activities communities, including through charitable you are making the donation contributions, volunteer endeavors, to inappropriately influence Firmwide Policy on their business judgment. Goldman Sachs encourages and respects Personal Political partnerships with nonprofit organizations, the rights of its people to engage Contact Compliance Activities in the US and other special events and activities. or the Office of Corporate in personal political activity. Rules Charitable contributions, however, must never Engagement for guidance. regarding political activity, however, are be made if the intent or effect is to influence complex and vary by jurisdiction with inappropriately the business judgement of severe penalties for violations. any person, including a public official, client, Resources Contact or potential client. Contact Compliance if The firm has numerous gs-political-contributions Firmwide Policy on there are any questions about a charitable Charitable Contributions requirements and policies designed contribution. to support our people and ensure compliance with laws, including requirements that our people obtain approval in all jurisdictions and Contact their family members obtain approval in gs-antibribery-group certain jurisdictions, before they make political contributions or otherwise engage in political activity. Goldman Sachs 34

Our People Our Firm Our Clients Our Communities Escalation Personal Private Outside Resources Resources Investments MyCompliance Activities MyCompliance Firmwide Policy on Personal Firmwide Policy on Each of us at Goldman Sachs has a duty to our Private Investments We have an obligation to each other and our Outside Activities clients and each other to avoid any personal clients to use good judgment and maintain private investments that may appear to high ethical standards in everything we interfere or conflict with the activities or do. This includes not allowing our personal business of our clients or the firm. Before Contact activities, such as volunteering or assisting making any private investment for yourself a nonprofit, to negatively impact the firm or gs-outside-business or any persons living in your household or our clients. Certain outside activities, both financially dependent on you, approval from paid and unpaid, where an employee would the firm must be obtained. hold a leadership role, or that otherwise involve the financial sector may require pre-approval to ensure that they are consistent with our standards and practices. Please consult with your Compliance contact if you are uncertain if an activity requires pre-approval. Goldman Sachs 35

Our People Our Firm Our Clients Our Communities Escalation Market Taxes Resources Resources Conduct Risk Firmwide Framework Firmwide Policy on Anti-for Market Conduct Risk Our dedication to integrity means the Facilitation of Tax Evasion Management for Covered firm keeps and reports accurate tax We have a shared responsibility to mitigate Businesses and Activities records, both for itself and its clients. We market conduct risk and avoid unsafe or do not tolerate the facilitation of client inappropriate practices that can negatively activities in evading taxes or concealing impact the integrity of the markets and breach information from tax authorities. our obligations to clients. Goldman Sachs is committed to ensuring compliance with relevant market conduct laws, and has implemented policies and procedures to mitigate the following market conduct risks: conduct and supervision, confidentiality and communication, market manipulation, collusion, conflicts of interest, and inappropriate sales practices. Failure to adhere to the firm’s market conduct risk policies and procedures can result in severe consequences for the firm and its employees. If you develop any concerns regarding potential market conduct risks, you must escalate to the appropriate individuals. Goldman Sachs 36

Thank you for taking the time to review the Code. You are on the front lines of protecting and safeguarding the reputation of the firm and upholding our ethical standards. If you have any comments or questions about the Code or require additional guidance, please reach out to your manager or contact Compliance. Waivers of this Code will not be made. No waivers for executive officers or members of our Board of Directors may be made, unless approved by the Board of Directors or a committee of the Board, and, if approved, will be disclosed on our website. Waivers for other firm people must be approved by the firm’s General Counsel or Chief Compliance Officer. Goldman Sachs 37